Exhibit 99.1

ShoulderUp Technology Acquisition Corp. Announces Letter of Intent for a Business Combination with
Airspace Experience Technologies, Inc.

Kennesaw, GA, Oct. 16, 2023 (GLOBE NEWSWIRE) -- ShoulderUp Technology Acquisition Corp. (“ShoulderUp” or the “Company”) (NYSE: SUAC.U; SUAC; SUAC.WS) today announced that it has entered into a non-binding letter of intent for a potential business combination with Airspace Experience Technologies, Inc., a pioneer in the urban mobility market. The Company anticipates entering into a definitive agreement by the end of the year. However, no assurances can be made that the Company will successfully negotiate and enter into a definitive agreement for a business combination or that the Company will be successful in completing the business combination.

About ShoulderUp

ShoulderUp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding the estimated per share redemption price and related matters, as well as all other statements other than statements of historical fact included in this Form 8-K are forward-looking statements. When used in this Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and initial public offering prospectus. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer or a solicitation of an offer to buy or sell securities, assets or the business described herein or a commitment to the Company nor is it a solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the potential business combination or otherwise, nor shall there be any offer, sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

ShoulderUp Contact:

ShoulderUp Technology Acquisition Corp, 125 Townpark Drive, Suite 300, Kennesaw, GA 30144, (650) 276-7040; info@okapipartners.com